mophie

Consolidated Financial Statements
December 31, 2015, 2014 and 2013

mophie inc.
Index
December 31, 2015, 2014 and 2013

Independent Auditor's Report

To the Management of mophie inc.

We have audited the accompanying consolidated financial statements of mophie inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015, December 31, 2014, and December 31, 2013, the related consolidated statements of operations and comprehensive loss, of stockholders' deficit and of cash flows as of December 31, 2015, December 31, 2014, and December 31, 2013.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of mophie inc. and its subsidiaries as of December 31, 2015, December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

May 17, 2016

PricewaterhouseCoopers LLP, 333 Bridge St., NW, Suite 505, Grand Rapids, MI 49504
T: (616) 356 6900, F: (616) 356 6988, www.pwc.com

mophie inc.
Balance Sheets
Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
ASSETS:			
Current assets			
Cash and cash equivalents	$ 750,422	$ 1,808,645	$ 2,050,502
Accounts receivable, net	738,207	1,726,631	7,407,704
Refundable income taxes	11,948,560	5,962,980	1,599,818
Inventories, net	30,967,377	31,535,309	47,267,942
Inventories held by others, net	13,051,899	8,637,706	6,000,752
Prepaid and other assets	2,802,080	4,490,314	2,142,310
Deferred tax assets	-	11,498,599	4,378,200
Total current assets	60,258,545	65,660,184	70,847,228
Non-current assets			
Property, plant, and equipment, net	11,578,400	12,637,013	10,540,759
Intangible assets, net	2,469,690	2,284,770	670,723
Other assets	1,255,497	203,627	1,097,158
Total assets	$ 75,562,132	$ 80,785,594	$ 83,155,868
LIABILITIES AND STOCKHOLDERS' DEFICIT			
Current liabilities			
Accounts payable	$ 37,889,192	$ 22,262,899	$ 32,571,188
Accrued liabilities and other	7,521,763	5,757,365	5,516,402
Customer liabilities	21,085,810	13,775,449	-
Accrued income taxes	272,270	177,141	-
Due to common stockholders	500,000	-	-
Construction Loan	-	1,415,159	-
Bank Mortgage	1,700,000	-	-
Term loan	35,630,267	39,500,000	1,666,667
Bank line-of-credit	28,000,000	18,431,159	-
Series A warrant liability	230,159	-	-
Series B preferred stock conversion option liability	8,290,578	-	-
Total current liabilities	141,120,039	101,319,172	39,754,257
Long-term liabilities			
Other long-term liabilities	53,126	503,763	287,084
Bank line-of-credit	-	-	16,046,886
Bank loans payable	-	-	2,916,667
Dividend payable	960,000	640,000	320,000
Deferred tax liabilities	8,935	9,447	172,000
Series A warrant liability	-	464,839	1,276,747
Series B preferred stock conversion option liability	-	14,970,577	39,298,269
Total liabilities	142,142,100	117,907,798	100,071,910
Stockholders' deficit			
Common stock	1,000	1,000	1,000
Series B convertible redeemable preferred stock	3,709,540	3,709,540	3,709,540
Additional paid-in capital	2,288,886	2,188,554	1,235,722
Accumulated other comprehensive income	41,479	109,736	87,761
Accumulated deficit	(72,620,873)	(43,131,034)	(21,950,065)
Total stockholders' deficit	(66,579,968)	(37,122,204)	(16,916,042)
Total liabilities and stockholders' deficit	$ 75,562,132	$ 80,785,594	$ 83,155,868

The accompanying notes are an integral part of these consolidated financial statements.

mophie inc.
Statement of Operations and Comprehensive Loss
Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Net sales	$ 185,853,842	$ 178,348,497	$ 215,393,724
Cost of sales	153,454,419	172,345,000	144,609,287
Gross profit	32,399,423	6,003,497	70,784,437
Selling, general, and administrative expenses	65,044,741	60,126,794	43,360,729
Operating income (loss)	(32,645,318)	(54,123,297)	27,423,708
Interest expense	4,028,729	976,356	393,231
Increase (decrease) in fair value of Series A warrant liability	(234,680)	(811,908)	618,380
Increase (decrease) in fair value of Series B preferred stock conversion option liability	(6,679,999)	(24,327,692)	16,555,141
Income (loss) before income tax expense (benefit)	(29,759,368)	(29,960,053)	9,856,956
Income tax expense (benefit)	(589,530)	(9,099,084)	10,438,767
Net loss	(29,169,838)	(20,860,969)	(581,811)
Foreign currency translation gain (loss)	(68,257)	21,975	84,688
Total comprehensive loss	$ (29,238,095)	$ (20,838,994)	$ (497,123)

The accompanying notes are an integral part of these consolidated financial statements.

mophie inc.
Statements of Stockholders' Deficit
Years Ended December 31, 2015, 2014 and 2013

	Common Series A		Common Series B		Common Series C		Preferred Series B Convertible				
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Deficit
December 31, 2012	583,350,000	$ 1,000	54,000	$ -	-	$ -	1,416,135	$ 3,709,540	$ 745,320	$ 3,073	$ (21,048,254)	$ (16,589,322)
Net loss											(581,811)	(581,811)
Stock-based compensation									490,402			490,402
Foreign currency translation										84,688		84,688
Preferred stock dividend											(320,000)	(320,000)
December 31, 2013	583,350,000	$ 1,000	54,000	$ -	-	$ -	1,416,135	$3,709,540	$ 1,235,722	$ 87,761	$ (21,950,065)	$ (16,916,043)
Net loss											(20,860,969)	(20,860,969)
Stock options exercised			12,500						1,375			1,375
Stock-based compensation									951,457			951,457
Foreign currency translation										21,975		21,975
Preferred stock dividend											(320,000)	(320,000)
December 31, 2014	583,350,000	$ 1,000	66,500	$ -	-	$ -	1,416,135	$3,709,540	$ 2,188,554	$ 109,736	$ (43,131,034)	$ (37,122,204)
Net loss											(29,169,838)	(29,169,838)
Stock options exercised			247,470						6,657			6,657
Foreign currency translation										(68,257)	-	(68,257)
Employee stock purchase plan					997,150				93,674			93,674
Preferred stock dividend											(320,000)	(320,000)
December 31, 2015	583,350,000	$ 1,000	313,970	$ -	997,150	$ -	1,416,135	$3,709,540	$ 2,288,886	$ 41,479	(72,620,873)	$ (66,579,968)

The accompanying notes are an integral part of these consolidated financial statements.

mophie inc.
Statements of Cash Flows
December 31, 2015, 2014 and 2013

	2015	2014	2013
OPERATING ACTIVITIES			
Net loss	$ (29,169,838)	$ (20,860,969)	$ (581,811)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:			
Depreciation and amortization	7,776,492	6,757,625	3,138,628
Loss on disposal of equipment	-	216,306	25,435
Bad debts	138,377	270,885	70,901
Increase in inventory reserve	(3,543,007)	35,117,698	2,600,000
Deferred tax income	11,498,087	(7,282,952)	(2,536,200)
Stock-based compensation expense	-	951,457	490,402
Change in fair value of Series A warrant liability	(234,680)	(811,908)	618,380
Change in fair value of Series B Preferred stock conversion option liability	(6,679,999)	(24,327,692)	16,555,141
Changes in assets and liabilities:			
Accounts receivable	8,160,409	25,186,388	(2,058,051)
Inventories	4,110,939	(17,899,412)	(15,869,086)
Inventories held by others	(4,414,193)	(10,123,359)	(5,050,090)
Prepaid expense and other assets	636,364	(704,483)	(1,979,423)
Refundable income taxes/accrued income taxes	(5,890,451)	(4,186,021)	(916,887)
Accounts payable	15,626,292	(10,308,289)	15,298,579
Accrued liabilities and other	1,245,504	434,820	2,498,928
Accrued dividends	-	-	(1,601,080)
Cash provided by (used in) operating activities	(739,704)	(27,569,906)	10,703,766
INVESTING ACTIVITIES			
Additions to long lived assets	(6,902,799)	(10,795,565)	(10,205,652)
Issuance of stockholders note receivable	-	-	(1,098,000)
Repayment of stockholders note receivable	-	-	1,098,000
Decrease in restricted cash	-	-	1,601,079
Cash used in investing activities	(6,902,799)	(10,795,565)	(8,604,573)
FINANCING ACTIVITIES			
Payment of debt issuance cost	-	(638,657)	(43,584)
Proceeds on bank line-of-credit (2013 Credit Agreement)	-	28,200,700	19,991,721
Repayments on bank line-of-credit (2013 Credit Agreement)	-	(44,247,586)	(22,673,773)
Proceeds on bank line-of-credit (2014 Credit Agreement)	9,568,841	18,431,159	-
Proceeds on loans from common stockholders	500,000	-	-
Repayments of loans from common stockholders	-	-	(3,398,921)
Proceeds on bank mortgage	-	-	912,000
Repayments of bank mortgage	-	-	(912,000)
Proceeds on term loan (2013 Credit Agreement)	-	-	5,000,000
Repayments made on term loan (2013 Credit Agreement)	-	(4,583,334)	(416,667)
Proceeds from term loan (2014 Credit Agreement)	-	40,000,000	-
Principal payments made on term loan (2014 Credit Agreement)	(3,869,733)	(500,000)	-
Proceeds from issuance of stock options	6,657	1,375	-
Proceeds from employee stock purchase plan	93,674	44,798	-
Proceeds from construction loan (2014 Credit Agreement)	384,841	1,415,159	-
Principal payments made on bank mortgage	(100,000)	-	-
Cash (used in) provided by financing activities	6,584,280	38,123,614	(1,541,224)
Increase (decrease) in cash and cash equivalents	(1,058,223)	(241,857)	557,969
CASH AND CASH EQUIVALENTS			
Beginning of year	1,808,645	2,050,502	1,492,533
End of year	$ 750,422	$ 1,808,645	$ 2,050,502
SUPPLEMENTAL CASH FLOW INFORMATION			
Cash paid for interest	$ 4,017,618	$ 1,020,371	$ 349,216
Cash paid (received) for income taxes	(5,683,335)	1,999,108	13,953,863

The accompanying notes are an integral part of these consolidated financial statements.

1. Organization and Description of Business

The Company began business in 2005 as mStation Corporation, a California corporation, to design, manufacture and market speakers for iPod and MP3 Player devices. Also, in 2005, the Company formed Ragin Audio LLC ("Ragin"), a Michigan limited liability company, as a wholly-owned subsidiary. In 2007, the Company acquired the assets of Mophie, Inc., a Vermont Corporation, which designed and manufactured accessories for Apple Inc.'s ("Apple") iPod products. In 2010, Ragin changed its name to mophie LLC and the Company, mStation Corporation, changed its name to mophie, Inc. In 2014, mophie, LLC and the Company changed its names to mophie llc and mophie inc., respectively.

The Company currently designs, manufactures under contracts with third parties, and markets intelligent accessories for Apple Inc.'s devices including the iPhone, and iPad product lines, as well as tablets and other smartphone devices. The Company's products include batteries, memory storage, intelligent cases, cables, chargers and other accessories. The Company sells its products worldwide to Apple retail stores and distributors, AT&T, Verizon, Sprint, Best Buy, Amazon, other retailers, distributors and through mophie.com.

In November 2011, the Company formed Mophie Technology Development Co., Ltd. ("mophie China"), a wholly-owned subsidiary of mophie inc. Based in Shenzhen, China, mophie China designs and markets products for Apple Inc.'s devices including the iPhone and iPad product lines, as well as other smartphone devices.

In August 2013, the Company formed D&S CV ("CV"), a limited partnership under Dutch law located in Amsterdam, the Netherlands. CV is owned jointly by the Company (99%) and mophie llc (1%). CV entered into a Platform Contribution License Agreement ("IP License Agreement") in the form of a paid-up, non-exclusive license for the use of intellectual property owned by the Company outside of North America and the future development of intellectual property rights pursuant to an Agreement for Sharing Research and Development Costs ("Cost Sharing Agreement") between it and the Company.

In September 2013, mophie Netherlands Coöperatie UA ("mophie Coop"), was formed in Amsterdam, the Netherlands as a cooperative under Dutch law. mophie Coop is jointly owned by CV (99%) and mophie llc (1%). mophie Coop purchases, sells, distributes and markets accessories for mobile intelligent devices in Europe, Asia, the Middle East and Africa. mophie Coop entered into a Platform Contribution Sub-License Agreement with CV, subject to all the terms and conditions of the IP License Agreement between the Company and CV.

In October 2013, mophie Limited, was formed in Hong Kong as a wholly-owned subsidiary of mophie Coop. mophie Limited purchases, sells, distributes and markets accessories for mobile intelligent devices direct and on behalf of mophie Coop in Asia, with the exception of China. mophie Limited entered into a Platform Contribution Sub-License Agreement with CV, subject to all the terms and conditions of the IP License Agreement between the Company and CV.

In December 2015, CV was liquidated and ownership of mophie Coop was transferred to mophie inc.

2. Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements for the years ended December 31, 2015, 2014 and 2013 include the accounts of mophie inc., and its wholly-owned subsidiaries, mophie llc, CV, mophie Coop, mophie Limited and mophie China. All significant intercompany balances and transactions have been eliminated.

Recently Issued Accounting Pronouncements
In April 2015, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) to simplify the presentation of debt issuance costs. The ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The ASU is effective for fiscal years beginning after December 15, 2015 and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted. Entities should apply the new guidance on a retrospective basis. We do not expect the adoption of this guidance to have a significant impact on our financial statements.

In May 2014, the Financial Accounting Standards Board issued ASU No. 2014-09, "Revenue from Contracts with Customers." Under the new standard, revenue is recognized at the time a good or service is transferred to a customer for the amount of consideration received for that specific good or service. It is effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods beginning after December 15, 2018. Entities may use a full retrospective approach or report the cumulative effect as of the date of adoption. The Company is currently evaluating the impact, if any, the adoption of this standard will have on the consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, "Simplifying the Measurement of Inventory." This ASU provides guidance to entities that measure inventory using a method other than last-in, first-out (LIFO) or the retail inventory method. For entities using first-in, first-out (FIFO) or average cost, the measurement principle for their inventory changes from the lower of cost or market to lower of cost and net realizable value. Current U.S. GAAP requires, at each financial statement date, that entities measure inventory at the lower of cost or market. The measurement of market is commonly the current replacement cost. However, entities also need to consider net realizable value and net realizable value less an approximately normal profit margin in their measurement. For entities using a method other than LIFO or the retail inventory method, the ASU replaces market with net realizable value. This ASU requires prospective adoption for inventory measurement for annual and interim periods beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, "Balance Sheet Classification of Deferred Taxes," which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The ASU is effective for public business entities for interim and annual periods in fiscal years beginning after December 15, 2016. For all other entities the ASU is effective for annual periods beginning after December 15, 2017 and interim periods within fiscal periods beginning after December 15, 2018. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

The FASB has issued authoritative guidance ASU No. 2014-15 for management on how to assess whether substantial doubt exists regarding an entity's ability to continue as a going concern and guidance on how to prepare related footnote disclosures. The guidance will require management to evaluate whether there are conditions or events that raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued. The guidance is effective for annual reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact, if any, the adoption of this standard will have on the Consolidated Financial Statements.

In February 2016, the FASB issued its new lease accounting standard, which requires lessees to recognize most leases, including operating leases, on-balance sheet via a right of use asset and lease liability. Lessees are allowed to account for short-term leases (i.e., leases with a term of 12 months or less) off-balance sheet, consistent with current operating lease accounting. A number of other significant changes to lease accounting have been effected through the issuance of this standard. The new standard is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

Use of Estimates

The preparation of financial statements requires management of the Company to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Significant items subject to such estimates and assumptions include the reserves for accounts receivables, valuation allowance for inventories, and fair value measurements of financial instruments and the related accounts included in the statement of operations. Actual results could differ from those estimates and it is reasonably possible that a material change could occur in the near term.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 Inputs	Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2 Inputs	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 Inputs	Unobservable inputs for the assets or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations which there is little, if any, market activity for the asset or liability at the measurement date.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The Company's cash and cash equivalents generally consist of bank deposits.

Concentrations
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company maintains cash in banks which, at times, may exceed federally insured limits. The amount in excess of the federally insured limits was $492,372, $1,539,475 and $1,363,513 as of December 31, 2015, 2014 and 2013, respectively.

In 2015, 2014 and 2013, substantially all of the Company's products were manufactured in China.

Allowance for Doubtful Accounts
The Company continually evaluates its customers' financial condition and credit worthiness and purchases credit insurance when available on most foreign and certain domestic customers to minimize losses from uncollectible accounts. Accounts receivable are reviewed periodically to determine amounts that are potentially uncollectible, and an allowance is recorded for possible losses. After all reasonable attempts to collect a receivable have failed, the amount is written off against the allowance.

Inventories
Inventories consist of batteries, intelligent cases, cables, chargers and other accessories for iPhones, other smartphones and tablets, and are stated at the lower of cost or market. Cost is computed using the standard costs which approximate the first-in, first-out method. Market value is estimated based upon assumptions made about future demand and retail market conditions. If the Company determines that the estimated market value of its inventory is less than the carrying value of such inventory or that it intends to dispose of its inventory with proceeds below cost, the Company reduces inventory for such difference as a charge to cost of goods sold to reflect the lower of cost or market. At December 31, 2015, 2014 and 2013, the Company has recorded an allowance for obsolete and slow-moving goods of approximately $35,109,180, $38,617,698 and $3,500,000, respectively. As of December 31, 2015, 2014 and 2013, substantially all the inventory was comprised of finished goods.

Long-Lived Assets
Property and equipment are recorded at cost. Depreciation is computed using the straight-line method for financial reporting and accelerated methods for tax purposes over the estimated useful lives of the assets ranging from one to forty years, or the remaining lease term (including renewal terms if the Company expects to exercise options to renew), if shorter. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in net income for that period. Major additions and betterments are capitalized to the asset accounts while maintenance and repairs, which do not improve or extend the lives of assets, are expensed as incurred.

Intangible assets include patents, trademarks and licenses and are recorded at cost, net of accumulated amortization. Amortization is computed using the straight line method over the estimated useful life of five to ten years.

The Company evaluates property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not

be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Revenue Recognition and Sales Returns and Allowances
Revenue is recognized when title and risk of loss pass to the retailer, distributor or consumer and when collectability is reasonably assured which is upon delivery to the customer's location. Generally, the Company extends credit to its retailers and distributors and does not require collateral. The Company recognizes revenue net of estimated product returns and pricing adjustments.

The Company has entered into contracts with various retailers granting a conditional right of return allowance with respect to defective products. The Company permits the return of product from certain customers if the product is removed from the packaging in the retail store but returned unused. These products are received by the Company, inspected, and repackaged for sale as a new product. The Company also permits the return of product from certain customers if it is returned to the retail store in exchange for another product. This product is received by the Company, inspected, and repackaged for sale as a refurbished product.

The Company records reductions to sales for estimated product returns, allowances, pricing adjustments and discounts. Estimates of these items are based on actual experience and the terms of agreements with customers and are recorded at the time sales are recognized or when circumstances change resulting in a change in estimated returns. The actual amount of sales returns and allowances, which is uncertain, may differ from the Company's estimates. Charges to customers for shipping and handling are included in net sales and the corresponding shipping and handling expenses are included in cost of goods sold in the accompanying consolidated statement of operations.

Warranty Expense
The Company provides for the estimated cost of product warranties at the time the related revenue is recognized. The Company assesses the adequacy of its existing warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future estimates. Warranties are generally fulfilled by replacing defective products with new products.

Advertising and Promotion
Advertising and promotion costs related to print and social media are expensed when incurred. Advertising costs related to commercial production are deferred until the first airing. Total advertising and promotion expense classified in selling, general and administrative expenses for the years ended December 31, 2015, 2014 and 2013 was $15,618,054, $6,935,055 and $6,953,148, respectively. Advertising costs related to commercial production classified as prepaid expenses were $-0-, $1,879,773 and $-0- for the years ended 2015, 2014 and 2013, respectively. In addition, advertising costs paid by the Company to a customer must have an identifiable benefit and an estimable fair value in order to be classified as an operating expense. Those which do not are recorded as a reduction of revenue. These criteria were not met and $16,148,436, $10,234,373 and $8,147,982 in costs have been classified as a reduction of revenue in 2015, 2014 and 2013, respectively.

Shipping and Handling Costs
Shipping and handling costs include costs associated with the selection of products and delivery to customers. Included in cost of sales are shipping and handling costs of $13,875,306, $12,590,014 and $11,333,031 for the years ended December 31, 2015, 2014 and 2013, respectively.

Research and Development

Research and development costs are expensed as incurred. Total research and development expenses were $12,993,005, $12,240,216 and $7,599,337 for the years ended December 31, 2015, 2014 and 2013, respectively, and are included in selling, general and administrative expenses.

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. See Note 13, "Income Taxes" for more information.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with accounting guidance that requires all stock-based compensation awards granted to employees and directors to be measured at fair value and recognized as an expense in the financial statements. In addition, this guidance requires that excess tax benefits related to stock-based compensation awards be reflected as financing cash flows. The Company recognizes compensation expense net of estimated forfeitures on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the award. No compensation cost is ultimately recognized for awards for which employees do not render the requisite service and are forfeited.

Warrant and Derivative Liabilities

Warrants and derivatives are recorded as liabilities at their estimated fair value at the date of issuance, with subsequent changes in estimated fair value recorded in other income (expense) in our statement of operations in each subsequent period.

In order to properly evaluate the fair value of the derivatives and warrants, the Company engaged a valuation firm to perform a model valuation. The valuation used a Monte Carlo simulation model which more adequately captures the dilution effects of the Company's entire capital structure by modeling the derivatives and all the classes of warrants which might have a material dilutive effect. The Monte Carlo models are based, in part, upon inputs for which there is little or no observable market data, requiring the Company to develop its own assumptions and are therefore a Level 3 fair value measurement. The assumptions used in calculating the estimated fair value of the warrants represent the Company's best estimates; however, these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and different assumptions are used, the warrants and bifurcated liabilities and the change in estimated fair value of the warrants and bifurcated liability could be materially different.

Foreign Currency

The functional currency of the Company's operations is primarily the U.S. dollar. mophie China uses Chinese renminbi as its functional currency. The financial statements of mophie China are translated

to U.S. dollars using period-end rates of exchange for assets and liabilities and monthly average rates for revenues and expenses. The Company records net gains and losses resulting from foreign exchange transactions as a component of selling, general, and administrative expense and were insignificant in accumulated other comprehensive income at December 31, 2015, 2014 and 2013, which only includes comprehensive expense/income from the effects of foreign currency translation.

Legal and Other Contingencies
The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In accordance with GAAP, the Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated. In management's opinion, the Company does not have a potential liability related to any current legal proceedings and claims that would individually or in the aggregate materially adversely affect its financial condition or operating results. However, the outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. Should the Company fail to prevail in any of these legal matters or should several of these legal matters be resolved against the Company in the same reporting period, the operating results of a particular reporting period could be materially adversely affected.

Reclassification of Prior Year Presentation
Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

3. Going Concern

As of December 31, 2015, the Company had $0.7m in cash and cash equivalents. The Company had no availability under the 2014 Credit Agreement at December 31, 2015.

The Company experienced negative cash flow from operations of $0.8m and $27.6 million in 2015 and 2014, respectively, due to an unexpected downturn in its business. Its ability to generate cash from operations depends in large part on the level of demand for its products. Sales of the Apple iPhone 5 declined substantially when the iPhone 6 was released in the 4th quarter of 2014 due to improved features and financing options. This in turn caused sell through of mophie's iPhone 5 products to decline more rapidly than during previous iPhone releases. Sales of other legacy products also declined at that time. The lost margin on lower sales and higher selling, general and administrative expenses resulted in the operating loss in 2015 and 2014, and contributed to the violation of the Company's financial debt covenants discussed in note 10. Although the Company launched its iPhone 6 products in 2015 and reduced operating expenses it was unable to return to profitability or improve its liquidity in 2015 and remained in violation of the debt covenants.

Given its negative cash flows from operations and the expected cash needs for the next twelve months, the Company engaged an investment banking firm in July 2015 to raise sufficient debt and/or equity capital to refinance all senior bank debt and to provide working capital necessary to support the ongoing operations. In addition, the Company retained outside consultants to assist in the review of all major business processes to gain operating efficiencies, reduce operating costs and improve cash from operations.

In December 2015, the Company received a non-binding Letter of Interest from another company to acquire all of the outstanding stock of mophie, as further discussed in note 4. On March 3, 2016, the sale of mophie to ZAGG, Inc. was completed. Upon the successful close of the transaction,

proceeds from the sale of mophie were used to pay all outstanding amounts due under the bank line of credit, bank mortgage and term loan (See Note 10).

4. Definitive Merger Agreement with ZAGG Inc

On February 2, 2016 the Company announced the signing of a definitive merger agreement (Definitive Merger Agreement) under which ZAGG would acquire mophie. ZAGG agreed to pay $100 million at closing adjusted based on estimated working capital at closing, plus the amount by which 5X Adjusted EBITDA exceeds $100 million over a 12-month earn-out period. The 12-month earn-out period will run from April 1, 2016 to March 31, 2017. The earn-out will be financed through a combination of cash, debt and up to $5 million in ZAGG common stock. The agreement also allows the previous stockholders of mophie inc to collect approximately $15 million from certain pre-merger tax and custom duties refunds and real estate sale proceeds, if received post-closing.

On March 3, 2016 the sale of mophie to ZAGG was completed. The proceeds were reduced by $23.5m at closing for the estimated working capital adjustment which will be trued up within 120 days from closing. Net proceeds of $76.5m were used as follows:

	March 3, 2016
Net Proceeds	$ 76,522,016
Less:	
Escrow	2,000,000
Bank Debt	65,791,419
Loan Payable to Shareholders	1,000,000
Transaction fees	2,191,215
Series B Preferred shareholders	5,016,000
Common shareholders	301,382
Other	222,000
	$ -

5. Accounts Receivable, net

Accounts receivable, net consisted of the following:

	December 31, 2015	2014	2013
Accounts receivable	$ 738,207	$ 1,726,631	$ 7,407,704
Customer liabilities	(21,085,810)	(13,775,449)	-
	$ (20,347,603)	$ (12,048,818)	$ 7,407,704

	December 31, 2015	December 31, 2014	December 31, 2013
Accounts receivable	$ 22,252,785	$ 18,682,501	$ 22,067,404
Allowance for doubtful accounts	(60,000)	(149,209)	(150,000)
Allowance for sales returns	(33,088,970)	(27,097,289)	(10,984,752)
Credits for cooperative advertising	(9,451,418)	(3,484,821)	(3,524,948)
	$ (20,347,603)	$ (12,048,818)	$ 7,407,704

Due to the significant provision for returns in 2015 and 2014, total allowances and credits exceeded accounts receivable. Accordingly, the net balance has been reclassified as customer liabilities on the balance sheet at December 31, 2015 and 2014. Additionally, inventory related to these returns have been classified as Inventories held by others. Inventories held by others was $13,051,899, $8,637,706, and $6,000,752 for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company grants credit, generally without collateral, to its customers, which are primarily in the retail consumer electronics and telecommunications industries. Consequently, the Company is subject to potential credit risk related to changes in economic conditions within these industries. However, the Company purchases the maximum amount of credit insurance on most foreign and certain domestic customers and often limits the amount of credit granted to the amount of available insurance coverage. Management believes its billing and collection policies are adequate to minimize the potential credit risk.

The schedule below sets forth the Company's concentrations of net sales and accounts receivable. Several of the Company's customers, including Customer A below, are distributors that in turn sell to multiple retail partners.

	Customer A	Customer B
Net sales for the period ended December 31, 2015	45%	*
Net sales for the period ended December 31, 2014	39%	11%
Net sales for the period ended December 31, 2013	48%	10%

	Customer A	Customer B	Customer C
Accounts receivable at December 31, 2015	35%	*	22%
Accounts receivable at December 31, 2014	57%	11%	*
Accounts receivable at December 31, 2013	32%	*	*

* Indicates less than 10%

6. Property, Plant, and Equipment, net

Property, plant, and equipment, net consisted of the following:

	December 31, 2015	December 31, 2014	December 31, 2013	Useful Life
Property, plant, and equipment				
Leasehold improvements	$ 4,572,634	$ 3,894,552	$ 3,024,461	3-5 years
Building and improvements	3,527,327	1,508,705	1,331,927	40 years
Machinery, equipment, and tooling	9,692,130	4,890,948	7,007,650	2-7 years
Furniture, fixtures, and office equipment	6,486,013	6,282,147	4,280,781	1-7 years
Computer software	1,335,495	1,192,615	137,828	2-5 years
	25,613,599	17,768,967	15,782,647	
Less: accumulated depreciation	(14,350,817)	(7,854,306)	(5,620,813)	
	11,262,782	9,914,661	10,161,834	
Construction-in-progress	-	2,406,735	63,308	
Land	315,617	315,617	315,617	
Property, plant, and equipment, net	$ 11,578,400	$12,637,013	$10,540,759	

Depreciation expense related to property and equipment was $7,219,362, $6,430,811 and $3,057,507 for the years ended December 31, 2015, 2014 and 2013, respectively.

7. Intangible Assets, net

Intangible assets, net consisted of the following:

	December 31, 2015	December 31, 2014	December 31, 2013
Intangible assets			
Patents	$ 1,893,367	$ 1,147,071	$ 501,281
Trademarks	1,089,163	1,093,409	298,338
Licenses	500,000	500,000	-
	3,482,530	2,740,480	799,619
Accumulated amortization			
Patents	(621,827)	(273,041)	(97,009)
Trademarks	(199,346)	(99,336)	(31,887)
Licenses	(191,667)	(83,333)	-
	(1,012,840)	(455,710)	(128,896)
	$2,469,690	$ 2,284,770	$ 670,723

Amortization expense related to intangible assets was $557,130, $326,814 and $81,121 for the years ended December 31, 2015, 2014 and 2013, respectively.

Amortization expense for each of the succeeding five years is:

Year Ending December 31,	
2016	$ 571,862
2017	555,536
2018	518,996
2019	294,700
2020	138,749

8. Warranty Liability

The following table shows changes in the Company's accrued warranties and related liabilities for 2015, 2014 and 2013 included in accrued liabilities on the consolidated balance sheet:

	2015	2014	2013
Beginning accrued warranty and related liability	$2,082,774	$2,700,000	$1,040,000
Costs of warranty claims	(3,712,834)	(5,405,851)	(4,246,483)
Provision for product warranty	4,916,166	4,788,625	5,906,483
Ending accrued warranty and related liability	$3,286,106	$2,082,774	$2,700,000

9. Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,		
	2015	2014	2013
Accrued loss on purchase commitments	$ 1,757,172	$ -	$ -
Accrued warranty and related costs	3,286,106	2,082,774	2,700,000
Accrued compensation and employee benefits	1,707,466	2,239,556	1,726,680
Other current liabilities	771,019	1,435,036	1,089,722
Total accrued liabilities	$ 7,521,763	$ 5,757,365	$ 5,516,402

10. Debt

Debt consisted of the following:

	December 31,		
	2015	2014	2013
Bank line-of-credit	$ 28,000,000	$ 18,431,159	$ 16,046,886
Construction loan	-	1,415,159	-
Bank Mortgage	1,700,000	-	-
Term loan	35,630,267	39,500,000	4,583,334
Due to common stockholders	500,000	-	-
Current Debt	65,830,267	59,346,318	20,630,220
Less: current portion	(65,830,267)	(59,346,318)	(1,666,667)
Long-term Debt	$ -	$ -	$ 18,963,553

During 2012, the Company declared common stock dividends of $6,753,333 and preferred stock dividends of $320,000. The Company distributed $2,500,000 of common stock dividends in September, 2012. At December 31, 2012, $3,398,921 of the common share dividends were distributed to restricted bank accounts owned by the common stockholders under pledge agreements that allowed for the final distribution to the stockholders when the Company achieved cumulative EBITDA of $35 million for 2012 and 2013. Concurrent with the distribution, the common stockholders entered into a loan agreement with the Company to loan $3,398,921 back to the Company under two Subordinated Loan Agreements (the "Due to Stockholders") as provided for in Amendment No.1 to Loan Agreement ("1st Amendment"). The Due to Stockholders provided for interest to be accrued at LIBOR plus 2.5%, effectively 2.71% at December 31, 2012. The balance of principal and interest Due to Stockholders was repaid in 2013.

The $1,601,079 of dividends payable at December 31, 2012 included $746,667 of preferred stockholder dividend and $854,412 of common stock dividend payable to the Series B Preferred stockholder who also participates in common stock dividends. These dividends were maintained in a restricted Company bank account and were also eligible for final distribution once the minimum cumulative EBITDA was achieved. These dividends, which comprised the dividends payable at December 31, 2012, were paid in 2013.

In January 2013, the Company entered into a Purchase and Sale Agreement for a building and land to serve as its Michigan headquarters and distribution facility. The purchase was completed in February 2013 for $1,140,000 and was financed with a bank mortgage ("Mortgage") for $912,000 and revolving line of credit for $228,000. The Mortgage was secured by the real estate and all other assets of the Company. In addition, the real estate was security on the revolving line-of- credit under Agreement No. 2 to Loan Agreement ("2nd Amendment") which was entered into with the bank as part of the real estate purchase. The Mortgage was repaid in 2013 upon entering into the September 5, 2013 Credit Agreement discussed below.

The Mortgage and 2nd Amendment required the Company to pay principal and interest beginning March 31, 2013 based on a 20 year amortization with interest at LIBOR plus 1.65%, adjusted monthly. The mortgage also required a balloon payment for all unpaid principal and interest on February 28, 2018. Monthly mortgage principal payments were $3,800, with interest adjusted for changes in LIBOR.

On March 6, 2013, the Company entered into Amendment No. 3 to Loan Agreement ("3rd Amendment"). The 3rd Amendment waived the financial covenant violation as of December 31, 2012 and modified certain terms of the Loan Agreement. The maximum borrowing on the revolving line of credit was revised as follows:

From	To	Amount
March 6, 2013	April 30, 2013	$ 28,000,000
May 1, 2013	July 31, 2013	$ 25,000,000

After July 31, 2013, the maximum borrowing amount reverted back to the amounts in the Loan Agreement. The 3rd Amendment also provided another interest rate level of LIBOR plus 2% if the Maximum Funded Debt to EBITDA ratio ranged from 2.01 to 2.50. In addition, the Maximum Funded Debt to EBITDA ratio was increased to 2.5 for the March 31, 2013 testing period.

On April 30, 2013 the Company entered into Amendment No. 4 to Loan Agreement ("4th Amendment"). The 4th Amendment increased the maximum of the principal amount of the line-of-credit to $28,000,000 through June 30, 2013, reducing to $25,000,000 through July 31, 2013 and $18,000,000 through September 30, 2013. The 4th Amendment also allowed the Company to loan up to $1,100,000 in total to the CEO and COO of the Company with repayment of the loans to occur when the CEO and COO were eligible to be repaid under the 1st Amendment to Loan Agreement and Subordinated Loans.

On September 5, 2013, the Company entered into an agreement ("2013 Credit Agreement") with a bank. The Credit Agreement provided a $35 million revolving line-of-credit, a capital expenditure loan facility for $10 million ("Capex Loan") and a $5 million term loan ("Term Loan"). Proceeds from the revolving line-of-credit were used to pay off the balance under the existing Loan Agreement and the Mortgage, and for general working capital purposes. The Capex Loan provided financing for eligible purchases of property, plant and equipment under a line-of-credit, any outstanding portion of which may be converted into a five-year term loan ("Capex Term Loan") at the request of the Company, but not more often than once each year. All proceeds from the Term Loan were used to fund a dividend distribution.

Interest on the Capex Loan and Capex Term Loan was 1.15% and 1.60%, respectively, over the 30-day LIBOR rate.

The Term Loan was payable quarterly beginning December 31, 2013 in principal payments of $416,667, plus interest at 1.35% over the 30-day LIBOR rate.

On July 1, 2014 the Company entered into a Construction Loan Agreement (the "Construction Loan") for $1,800,000 to expand the size of its Michigan facility. The Construction Loan was secured by the entire facility. Interest only was payable monthly at LIBOR plus 3%.

Construction was completed in February, 2015, at which time the Construction Loan was converted into a five year term loan (the "Bank Mortgage") with principal payments of $10,000 beginning in March, 2015, plus interest at LIBOR plus 3%, due monthly. The outstanding balances under the Bank Mortgage and Construction Loan were $1,700,000 and $1,415,159 at December 31, 2015 and 2014, respectively.

In October, 2014, the Company entered into a Credit Agreement ("2014 Credit Agreement") with its current lender and 3 other banks. The 2014 Credit Agreement increased the total facility to $100 million and was comprised of a $40 million 5 year term loan due in 2019 and a $60 million line-of-credit. The credit agreement was collateralized by substantially all assets of the Company. At closing, $40 million of the outstanding line of credit was converted to the $40 million term loan due in 2019, interest is payable quarterly and principal is paid quarterly in increasing amounts over the term of the loan beginning December 31, 2014 at LIBOR plus 3%.

The outstanding balances under the Company's bank lines-of-credit were $28,000,000, $18,431,159 and $16,046,886 at December 31, 2015, 2014 and 2013, respectively. The effective interest rates at December 31, 2015, 2014 and 2013 were 5.58%,4.16% and 1.32%, respectively. The bank line-of-credit expires in September 2019. Interest on the line-of-credit facility is payable monthly at LIBOR plus 3%.

In addition, the Company had outstanding a confirmed Letter of Credit totaling $-0-, $3,000,000 and $2,500,000 as of December 31, 2015, 2014 and 2013, respectively, reducing amounts available under the revolving line. The revolving line expires September 30, 2019.

The 2014 Credit Agreement requires the Company to meet certain financial covenants, including a quarterly Fixed Charge Coverage ratio and an ongoing Leverage ratio, each computed on a trailing twelve month basis and a Redemption Payment covenant. On December 1, 2014, the Company notified the bank that it was not in compliance with the Leverage ratio covenant. The banks agreed to provide a temporary waiver of the default through January 15, 2015. The waiver set a limit on the total amount outstanding under the line of credit at $26 million. It also reduced the maximum commitment under the line-of-credit from $60 million to $40 million, increased the rate of interest to LIBOR plus 4% and required the payment of a closing fee of $50,000. A separate, but similar, temporary waiver of the default was obtained for the Construction Loan.

Further, the Company determined that is was not in compliance with the Fixed Charge Coverage Ratio as of December 31, 2014.

On January 15, 2015 the banks agreed to extend the temporary waiver through March 15, 2015. This waiver increased the limit on the total amount outstanding under the line of credit to $28 million, reduced the maximum commitment under the line of credit from $40 million to $35 million, and required the payment of a closing fee of $50,000. A separate, but similar, temporary waiver of the default was obtained for the Construction Loan.

On March 12, 2015 the banks agreed to extend the temporary waiver through June 30, 2015. This extension required personal guarantees from the Company's CEO and COO and the payment of a closing fee of $75,000. A separate, but similar, temporary waiver of the default was obtained for the Construction Loan.

On June 30, 2015 the banks agreed to extend the temporary waiver through July 31, 2015. This extension required the Company to provide a detailed plan to liquidate legacy inventory, propose additional cost reduction plans and the payment of a closing fee of $40,000. A separate, but similar, temporary waiver of the default was obtained for the Construction Loan.

On August 14, 2015 the banks agreed to extend the temporary waiver, effective from July 31, 2015 through October 15, 2015. The Company agreed to retain an Investment Banking firm to assist with the refinancing of the existing bank debt and a Chief Restructuring Officer. This extension increased the interest to LIBOR plus 5% and required the payment of a closing fee of $100,000 and an additional fee of $125,000 payable on the earlier of 1) November 30, 2015, 2) the acceleration of the obligations or 3) payment in full of the obligations.

On November 10, 2015 the banks agreed to extend the temporary waiver, effective from October 15, 2015 through February 15, 2016. The Company agreed to pay a fee of $250,000 payable on the earlier of 1) January 29, 2016 2) the acceleration of the obligations or 3) payment in full of the obligations.

On December 31, 2015 the Company dissolved the CV which resulted in an event of default under the 2014 Credit Agreement. The Bank agreed to waive the default on January 27, 2016.

Based on the temporary nature of the banks' waivers, all bank debt has been classified as a current liability on the balance sheets as of December 31, 2015 and 2014. As described in note 4

all bank debt has been retired as of March 3, 2016 with the proceeds from the sale of the Company.

11. Convertible Redeemable Preferred Stock and Warrants

In March 2007, the Company issued Series A Preferred Stock (Series A Preferred Stock) with warrants (Series A warrants). In analyzing the Series A Preferred Stock, which the warrants are convertible into, it was determined that the warrants should be accounted for as a liability and recorded at fair value under ASC 480 due to a contingent redemption feature of the Series A Preferred Stock. Additionally in September 2010, the Company issued Series B Convertible Redeemable Preferred Stock (Preferred B Stock) which is convertible into common stock based on the conversion option feature. In evaluating all of the stated and implied terms of the features of the Preferred B Stock, the characteristics and risks were considered more akin to a debt-like host contract under ASC 815. The conversion option was further analyzed and determined to meet the criteria under ASC 815 to be bifurcated and accounted for as a derivative with changes in fair value recognized in earnings. The liabilities associated with the Series A Warrants and the Preferred B Stock will be revalued each reporting period and any increase or decrease will be recorded to the Statement of Operations and Comprehensive Income (Loss) under the caption "Increase (decrease) in fair value of Series A warrant liability" and "Increase (decrease) in fair value of Series B Preferred stock conversion option liability", respectively.

A summary of Preferred Stock is as follows:

	Shares		Outstanding Shares December 31,		
	Authorized	Issued	2015	2014	2013
Series A	474,200	46,642	-	-	-
Series B	1,417,000	1,416,135	1,416,135	1,416,135	1,416,135
	1,891,200	1,462,777	1,416,135	1,416,135	1,416,135

Series A Preferred Stock and Warrants

In 2007, the Company issued 500,000 shares of 8% cumulative Series A Preferred Stock, par value $.001 per share, in accordance with the Series A Preferred Stock Purchase Agreement ("Private Placement - Series A"). The Private Placement - Series A provided for the issuance of up to 2,500,000 shares of Series A Preferred Stock at a price of $1.00 per share and included the issuance of warrants for the purchase of 233,212 shares of Series A Preferred Stock. In October 2012, the Company's Articles of Incorporation were amended to revise the number of authorized Preferred A shares to 474,200.

In conjunction with the Private Placement - Series A, the Company entered into an Investors' Rights Agreement that included registration rights, a Voting Agreement, a Services and License Agreement, a Stock Restriction Agreement, and a Right of First Refusal and Co-Sale Agreement.

In March, 2010, the Company entered into an agreement for The Redemption of Shares ("Redemption Agreement"). The Redemption Agreement required the Company to repurchase the 500,000 shares of Series A Preferred Stock and Series A warrants to purchase 186,570 shares of Preferred Series A Stock. The total redemption price of $600,000 was payable in twelve monthly amounts of $50,000 each beginning in March, 2010. Upon receipt of each monthly payment, the retiring stockholder was required to surrender, and the Company was required to cancel, 41,666 shares of Preferred Series A Stock and 15,548 warrants. All agreements related to the Private Placement - Series A were canceled upon the signing of the Redemption Agreement. The remaining 83,333 shares of Series A Preferred stock were repurchased in 2011 in accordance with the Redemption Agreement.

In conjunction with the Redemption Agreement of Series A Preferred Stock described above, the Company canceled Series A warrants to purchase 186,570 shares of Series A Preferred Stock. At December 31, 2014 and 2013, there were Series A warrants outstanding to purchase 46,642 shares of Series A Preferred Stock. These warrants expire on February 28, 2017. In considering the economic characteristics of Series A warrants under ASC 480, the Company concluded that the Series A warrants would be classified as a liability under ASC 480 and measured at fair value each reporting period.

The Series A warrant liability was $230,159, $464,839 and $1,276,747 at December 31, 2015, 2014 and 2013, respectively. The change in the value of the Series A warrant liability was ($234,680), ($811,908) and $618,380 for the years ended December 31, 2015, 2014 and 2013, respectively.

Series B Convertible Redeemable Preferred Stock

In September 2010, the Company issued 1,416,135 of 8% cumulative Series B Preferred stock, no par value, in accordance with the mophie inc. Series B Convertible Redeemable Preferred Stock Purchase Agreement ("Private Placement – Series B"). In conjunction with the Private Placement – Series B, the Company entered into an Investor Rights Agreement that included registration rights, a Voting Agreement, a Right of First Refusal and Co-Sale Agreement, and an Indemnification Agreement.

The Series B Preferred Stock include a conversion option – 1 for 1 share of common stock, redeemable anytime; a redemption feature, which the shares can be redeemed for cash payable by to the Company upon the earlier of 5 years (September 2, 2015) or an IPO – settled at the greater of fair value or original issue price of $2.82 plus accrued dividends; and a contingent redemption feature upon an allegation of potential intellectual property rights infringement – shares would be settled at the original issue price, plus accrued but unpaid dividends, plus an additional 12% accrued from the original issuance date. Once redeemed, the Company would be obligated to pay the holders 50% of their proceeds 21 months after the redemption date and the remaining 50% twelve months thereafter.

In evaluating the economic characteristics of the Preferred stock under ASC 815, the Company concluded that the conversion option and the contingent put option were derivatives that are required to be bifurcated from the host contract (the Series B Preferred Stock) under ASC 815, with changes in fair value recognized each reporting period. This derivative was classified as a liability and valued at $8,290,578, $14,970,577 and $39,298,269 at December 31, 2015, 2014 and 2013, respectively. The change in value of the derivative instrument was ($6,679,999), ($24,327,692) and $16,555,141 for the years ended December 31, 2015, 2014 and 2013, respectively. The Series A warrant and Series B preferred stock conversion option liabilities have been presented as current liabilities as of December 31, 2015, pursuant to the sale of the Company in March 2016 and subsequent redemption of these liabilities.

Inherent in the Monte Carlo valuation model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on daily comparable company asset volatilities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity Yield. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate for the Warrants is 0% while the assumption used for Series B is the 8% cumulative rate. The other assumptions used by the Company are summarized in the following tables for warrants that were outstanding as of any of the balance sheet date presented on our consolidated balance sheet.

	2015	2014	2013
Series A warrant liability			
Expected dividend rate	0%	0%	0%
Expected stock price volatility	60%	60%-65%	60%
Risk-free interest rate	0.49%-0.54%	0.25%-1.65%	1.27%
Expected life (years)	0.5	2-5	4
Series B preferred stock conversion option liability			
Expected dividend rate	8%	8%	8%
Expected stock price volatility	60%	60%-65%	60%
Risk-free interest rate	0.49%-0.54%	0.25%-1.65%	1.27%
Expected life (years)	0.5	2-5	4

12. Common Stock

All series of common stock are identical in all respects, other than the Series B and Series C Common Stock do not have the right to vote on any matter on which the Company stockholders' are entitled to vote unless specifically required by law.

A summary of Common Stock, no par, is as follows:

	Shares		Outstanding Shares December 31,
	Authorized	Issued	2015
Series A	733,800,000	563,350,000	563,350,000
Series B	75,000,000	313,970	313,970
Series C	2,000,000	997,150	997,150
	810,800,000	564,661,120	564,661,120

	Shares		Outstanding Shares December 31,
	Authorized	Issued	2014
Series A	733,800,000	563,350,000	563,350,000
Series B	75,000,000	66,500	66,500
Series C	2,000,000	-	-
	810,800,000	563,416,500	563,416,500

	Shares		Outstanding Shares December 31,
	Authorized	Issued	2013
Series A	735,800,000	563,350,000	563,350,000
Series B	75,000,000	54,000	54,000
	810,800,000	563,404,000	563,404,000

13. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2015, 2014 and 2013 consisted of the following:

	2015	2014	2013
Federal			
Current	$ (10,993,234)	$ (2,073,399)	$ 11,317,103
Deferred	10,694,513	(7,162,623)	(2,362,000)
	(298,721)	(9,236,022)	8,955,103
State			
Current	(656,883)	(63,457)	1,653,564
Deferred	324,230	(95,525)	(152,000)
	(332,653)	(158,982)	1,501,564
Foreign			
Current	42,357	264,272	4,300
Deferred	(513)	31,648	(22,200)
	41,844	295,920	(17,900)
Provision for income taxes	$ (589,530)	$ (9,099,084)	$ 10,438,767

Undistributed earnings of the Company's foreign subsidiaries are evaluated as part of the year-end tax provision for purposes of determining the need or intention to repatriate these earnings. Based on this analysis, the Company then determines the related tax liability on all undistributed earnings that are not deemed to be permanently reinvested due to restrictions under local law or the Company's plan to reinvest such earnings for future expansion in foreign jurisdictions. For the years ended December 31, 2015, December 31, 2014 and December 31, 2013, no undistributed earnings were held in the Company's foreign subsidiaries, and therefore, no related liability exists.

A reconciliation of the provision for income taxes, with the amount computed by applying the statutory federal income tax rate (35% in 2015, 2014 and 2013) to income before provision for income taxes for the years ended December 31, 2015, 2014 and 2013 is as follows:

	2015		2014		2013	
Computed expected tax	$ (10,409,978)	35.0%	$ (10,486,018)	35.0%	$ 3,449,934	35.0%
State taxes, net of federal effect	(346,950)	1.2%	$ (1,020,100)	3.4%	$ 979,089	9.9%
Increase in fair value of Series A warrants	(82,138)	0.3%	$ (284,168)	0.9%	$ 216,433	2.2%
Increase in fair value of Series B preferred stock conversion option liability	(2,338,000)	7.9%	$ (8,514,692)	28.4%	$ 5,794,299	58.8%
Incentive stock compensation	-	0.0%	$ 333,010	(1.1%)	$ 198,718	2.0%
Foreign tax rate differential	(3,553,056)	11.9%	$ 2,976,861	(9.9%)	$ 489,548	5.0%
Impact of Valuation Allowance	16,409,093	(55.2%)	$ 8,017,472	(26.8%)	$ (121,584)	(1.2%)
Income tax credits, net of reserves	(350,000)	1.2%	$ (159,016)	0.5%	$ (248,510)	(2.5%)
Other	81,499	(0.3%)	$ 37,567	(0.1%)	$ (319,161)	(3.2%)
Provision for income taxes	$ (589,530)	2.0%	$ (9,099,084)	30.4%	$ 10,438,767	105.9%

For tax purposes, the Series A warrants and Series B preferred conversion options are considered equity securities in the Company. Accordingly, both realized and unrealized gains and losses on these securities are not taxable to the Company.

The significant components of the Company's deferred tax assets and liabilities were as follows:

	2015	2014	2013
Deferred tax assets:			
Bad debt reserve	$ 19,988	$ 30,350	$ 57,883
Inventory reserves	8,592,447	14,997,474	1,470,017
Allowance warranty and sales returns	6,172,378	3,938,361	2,965,171
Accruals and other	750,428	500,483	295,180
Acquired goodwill	67,476	79,160	93,413
Depreciation and amortization	1,021,822	-	-
Net operating losses and credits	7,827,986	275,204	22,200
Total deferred tax assets	24,452,525	19,821,032	4,903,864
Less valuation allowance	(24,426,565)	(8,017,472)	-
Deferred tax assets, net of valuation allowance	$ 25,960	$ 11,803,560	$ 4,903,864
Deferred tax liabilities:			
Depreciation and amortization	-	257,968	617,736
Prepaid expenses	34,895	56,440	79,928
Total deferred tax liabilities	34,895	314,408	697,664
Net deferred tax assets	$ (8,935)	$ 11,489,152	$ 4,206,200

The current and deferred tax provision is calculated based on estimates and assumptions that could differ from the actual results in income tax returns filed. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current, depending on the periods in which the temporary differences are expected to reverse.

The Company believes that it is more likely than not that the benefit from certain net operating loss carryforwards (NOL), along with certain other deferred tax assets will not be realized. In recognition of this risk, the Company has provided a valuation allowance of $24,426,565 on the deferred tax assets relating to these NOL carryforwards and other deferred tax assets. If our assumptions change and we determine we will be able to realize these NOLs and other deferred tax assets, the tax benefits relating to any reversal of the valuation allowance as of December 31, 2015, will be accounted for as a reduction of income tax expense in a future period.

The Company files an income tax return at the U.S. federal jurisdiction level as well as various state income tax returns. In addition, the Company's foreign subsidiaries file income tax returns in China, Hong Kong, and the Netherlands.

Tax positions are evaluated in a two-step process whereas the Company first determines whether it is more likely than not that a tax position will be sustained upon examination. When a particular tax position meets the more-likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company classifies gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as non-current liabilities.

The Company includes interest and penalties related to unrecognized tax benefits with the provision for income taxes. All items of unrecognized tax benefits, interest and penalties are classified as current or non-current depending on when claim for such benefit is made. As of December 31, 2015, the total amount of interest and penalties and unrecognized tax benefits was $489,435, as compared to $481,565 at December 31, 2014 and $258,328 at December 31, 2013.

The Company is currently under examination by the Internal Revenue Service for tax years 2012 through 2014. The Company is not currently under examination by any state or foreign tax authority, but remains subject to income tax examinations for each of its open tax years. For U.S. federal income tax purposes, all years prior to 2012 are closed. For state income tax purposes, the statute has closed for all returns filed prior to 2011. Foreign income tax returns were first filed for the 2011 tax year, and therefore all years on file in foreign jurisdictions remain open to examination.

Management believes that an adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company's tax audits are resolved in a manner inconsistent with management's expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs.

14. Retirement Plan

The Company provides a defined contribution profit-sharing plan covering substantially all of its full-time employees. The plan contains deferred-salary arrangements under Internal Revenue Code Section 401(k). Employer contributions may be made at the discretion of the Board of Directors. Company contributions to the plan were $441,133, 315,478 and $174,723 for the years ended December 31, 2015, 2014 and 2013, respectively.

15. Stock Options

In 2011, the Board of Directors adopted the mophie Inc. 2011 Stock Option Plan (the "Plan"). The Plan provides for the grant of up to 75,000,000 shares of Incentive Stock Options ("ISO"), within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options ("NQSO") to purchase shares of Series B Common Stock; to date no NQSO have been issued. The purpose of the Plan is to help attract and retain the services of selected employees, officers, directors and other key contributors of the Company and its subsidiaries. The Plan is administered by the Board of Directors. As of December 31, 2015, 2014 and 2013, there were 28,398,480, 13,226,670 and 16,399,170 shares, respectively, available for grant under the Plan.

The fair value of stock options has been estimated as of the grant date using the Black-Scholes option pricing model; with exercise price equal to the fair market value on grant date. The weighted-average grant-date fair value of options granted during the years ended December 31, 2015, 2014 and 2013 was $0.0926, $0.1232 and $0.1123, respectively. The following assumptions were used in determining the fair value of the option grants:

	2015	2014	2013
Risk-free interest rate	1.6%	1.9%	1.7%
Expected term (years)	6.0	5.5-5.8	6.0-6.2
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	70.00%	70.00%	70.00%

The Company determines the expected term of its stock option awards by using the simplified method, which assumes each vesting tranche of the award has a term equal to the midpoint between when the awards vests and when the award expires. Expected volatility is based on the average historical volatility of similar public entities, as the Company's stock has not been publicly traded and historical volatility information is not available. The risk-free rate of return of each option granted reflects the interest rate for a United States Treasury Note with similar time-to-maturity to that of the expected term.

The following table summarizes the stock option activity for the Plan for the year ended December 31, 2015:

	Options Outstanding	Weighted-Average Exercise Price (in USD)	Weighted-Average Contractual Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2012	47,262,900	$ 0.0234	9.1	$ 4,092,967
Granted	27,078,330	0.1100		
Exercised	-	-		
Forfeited	(15,794,400)	0.0234		
Balance at December 31, 2013	58,546,830	$ 0.0635	8.8	$ 8,037,687
Granted	6,100,000	0.2000		
Exercised	(12,500)	0.1100		
Forfeited	(2,927,500)	0.1123		
Balance at December 31, 2014	61,706,830	0.0739	7.9	2,448,787
Granted	2,870,000	0.1060		
Exercised	(247,470)	0.0269		
Forfeited	(18,041,810)	0.1026		
Balance at December 31, 2015	46,287,550	0.0791	6.8	879,916
Exercisable as of December 31, 2015	36,515,050	$ 0.0478	6.8	$ 879,916

As of December 31, 2015, 2014 and 2013, there was $756,448, $1,249,620 and $2,212,789 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average vesting period of 1.7 years.

The estimated fair value of the stock options is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the award. The Company recorded $-0-, $951,457, $490,402 in incentive stock compensation expense for the years ended December 31, 2015, 2014 and 2013, respectively. All incentive stock compensation expense is included in selling, general and administrative expenses.

16. Employee Stock Purchase Plan

The Company implemented an Employee Stock Purchase Plan (the "ESPP") for all eligible employees effective July 1, 2014. At December 31, 2014, there were 2 million shares available for purchase under the ESPP. The purchase price for shares purchased under the ESPP is the lesser of the fair value of the stock at the beginning and ending of the purchase period, which is defined as the six months ended December 31 or June 30 of each year. During the six months ended December 31, 2014 employee contributions to the plan were $44,798 for which they received 447,965 shares of class C common stock at a price of 0.10 per share. During the year ended December 31, 2015, employee contributions to the plan were $90,406, for which they received 549,185, shares of class C common stock at a price of $0.089 per share and will receive 497,894 shares of class C common stock in 2016 at a price of $0.056 per share.

17. Commitments

The Company leases some of its office and warehouse facilities in Michigan, California, Amsterdam, the Netherlands, Hong Kong and Shenzhen, China under certain operating leases. The Company also leases office equipment and automobiles under operating lease agreements. Total rent expense under these leases was approximately $1,905,000, $1,715,000, $1,135,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Future minimum lease payments required under all operating leases in effect as of December 31, 2015, are as follows:

Year Ending December 31,	
2016	1,704,939
2017	945,184
2018	346,826
2019	31,391
2020	-
Total minimum lease payments	$3,028,340

Management expects that in the normal course of business, leases will be renewed or replaced with other leases.

18. Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value. Fair value, clarified as an exit price, represents the amount that would be received to sell an asset or pay to transfer a liability in an orderly transaction between market participants.

The carrying amounts shown for the Company's cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate fair value because of the short term maturity of those instruments. The fair value of the long term debt approximates its carrying value based on the variable nature of interest rates and current market rates available to the Company.

In certain cases, the inputs to measure fair value may result in an asset or liability falling into more than one level of the fair value hierarchy. In such cases, the determination of the classification of an asset or liability within the fair value hierarchy is based on the least determinate input that is significant to the fair value measurement.

The fair value of the Company's financial assets and liabilities carried at fair value and measured on a recurring basis as of December 31, 2015, 2014 and 2013 are as follows:

	December 31, 2015 Fair Value Measurements			
	Level 1	Level 2	Level 3	Total
Liabilities				
Series A warrant liability	$ -	$ -	$ 230,159	$ 230,159
Series B preferred stock conversion option liability	-	-	8,290,578	$ 8,290,578
	$ -	$ -	$ 8,520,737	$ 8,520,737

	December 31, 2014 Fair Value Measurements			
	Level 1	Level 2	Level 3	Total
Liabilities				
Series A warrant liability	$ -	$ -	$ 464,839	$ 464,839
Series B preferred stock conversion option liability	-	-	14,970,577	14,970,577
	$ -	$ -	$15,435,416	$15,435,416

	December 31, 2013 Fair Value Measurements			
	Level 1	Level 2	Level 3	Total
Liabilities				
Series A warrant liability	$ -	$ -	$ 1,276,747	$ 1,276,747
Series B preferred stock conversion option liability	-	-	39,298,269	39,298,269
	$ -	$ -	$40,575,016	$40,575,016

The following table sets forth a summary of changes in the fair value of the Company's Level 3 liabilities for the year ended December 31, 2015, 2014 and 2013:

	Series A Warrant Liability	Series B Preferred Stock Conversion Option Liability
Balance at December 31, 2012	$ 658,367	$ 22,743,128
Increase in fair value	618,380	16,555,141
Balance at December 31, 2013	1,276,747	39,298,269
Decrease in fair value	(811,908)	(24,327,692)
Balance at December 31, 2014	$ 464,839	$ 14,970,577
Decrease in fair value	(234,680)	(6,679,999)
Balance at December 31, 2015	$ 230,159	$ 8,290,578

Level 3 instruments are valued based on models containing unobservable inputs, consisting primarily of forecasted financial data.

The Company's accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1, Level 2, or Level 3 for the years ended December 31, 2015, 2014 and 2013.

19. Subsequent Events

On February 1, 2016 the banks agreed to extend the temporary waiver through March 15, 2016, or March 31, 2016 if all conditions to closing the Definitive Merger Agreement are satisfied and the closing would take place but for Hart-Scott-Rodino clearance. The Company agreed to increase the fee due in accordance with the November 10, 2015 agreement to $325,000 on the earlier of 1) temporary waiver period termination date, 2) the acceleration of the bank obligations or 3) payment in full of the obligations. As described in note 4 all bank debt has been retired as of March 3, 2016 with the proceeds from the sale of the Company. The Company has performed subsequent events through May 17, 2016, the date at which these statements were issued.